Execution Version

Chugach Electric Association, Inc.

$75,000,000 3.86%  First Mortgage Bonds, 2019 Series A,
Due May 15,  2049

_____________

Bond Purchase Agreement

_____________

Dated May 15, 2019

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Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 4.11	—	Collateral Filings

Schedule 5.3	—	Disclosure Documents

Schedule 5.5	—	Financial Statements

Schedule 5.7	—	Governmental Authorizations

Schedule 5.15(a)	—	Existing Indebtedness

Schedule 5.15(b)	—	Restrictions on Indebtedness

Schedule 5.18(d)	—	Excludable Property

Exhibit A	—	Seventh Supplemental Indenture

Exhibit 4.4(a)(i)	—	Form of Opinion of Alaska Counsel to the Company

Exhibit 4.4(a)(ii)	—	Form of Opinion of Special Counsel to the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers

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Chugach Electric Association, Inc.
5601 Electron Drive

Anchorage, Alaska 99518

$75,000,000

$75,000,000 3.86% First Mortgage Bonds, 2019 Series A,
Due May 15, 2049

May 15, 2019

To Each of The Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

Chugach Electric Association, Inc., an Alaska electric cooperative (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1.Authorization of 2019 Series A Bonds.

The Company will authorize the issue and sale of $75,000,000 aggregate principal amount of its 3.86%  First Mortgage Bonds, 2019 Series A due May 15, 2049  (the “2019 Series A Bonds”).  The 2019 Series A Bonds will be issued under and secured by the Second Amended and Restated Indenture of Trust dated as of January 20, 2011 (the “Second Amended and Restated Indenture of Trust”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as previously amended and supplemented by that First Supplemental Indenture dated as of January 20, 2011 (the “First Supplemental Indenture”),  Second Supplemental Indenture dated as of September 30, 2011 (the “Second Supplemental Indenture”), Third Supplemental Indenture dated as of January 5, 2012 (the “Third Supplemental Indenture”),  Fourth Supplemental Indenture dated as of February 3, 2015 (the “Fourth Supplemental Indenture”),  Fifth Supplemental Indenture dated as of June 30, 2016 (the “Fifth Supplemental Indenture”) and Sixth Supplemental Indenture dated as of March 17, 2017 (the “Sixth Supplemental Indenture”), which Second Amended and Restated Indenture of Trust, as so previously amended and supplemented, shall be further amended and supplemented by a Seventh Supplemental Indenture that will be substantially in the form attached hereto as Exhibit A, with such changes therein, if any, as shall be approved by the Purchasers and the Company (the “Seventh Supplemental Indenture”).  The Second Amended and Restated Indenture of Trust, as previously amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and as further amended and supplemented from time to time, including by the Seventh Supplemental Indenture, is hereinafter referred to as the “Indenture.”

Chugach Electric Association, Inc.Bond Purchase Agreement

Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.  Terms used herein but not defined herein shall have the meanings set forth in the Indenture.

Section 2.Sale and Purchase of 2019 Series A Bonds.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, 2019 Series A Bonds and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non‑performance of any obligation by any other Purchaser hereunder.

Section 3.Closing.

The sale and purchase of the 2019 Series A Bonds to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe, Chicago, IL, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on May 15, 2019, or on such other Business Day thereafter on or prior to May 17, 2019 as may be agreed upon by the Company and the Purchasers.  At the Closing the Company will deliver to each Purchaser the 2019 Series A Bonds to be purchased by such Purchaser in the form of a single 2019 Series A Bond (in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to ~~First National Bank of Alaska, Anchorage, Alaska ABA# 125200060, Credit: Chugach Electric Association, Inc., Acct# 1104751, Reference: [Bondholder Name]~~.  If at the Closing the Company shall fail to tender such 2019 Series A Bonds to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.  The Company’s obligation to issue and sell to each Purchaser the Bonds to be sold to such Purchaser is subject to fulfillment, at Closing, of the condition set forth in Section 4.6.

Section 4.Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the 2019 Series A Bonds to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

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Section 4.1.Representations and Warranties. The representations and warranties of the Company in the Financing Agreements shall be correct when made and at the time of the Closing.

Section 4.2.Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in the Financing Agreements required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the 2019 Series A Bonds (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

Section 4.3.Compliance Certificates.

(a)Officer’s Certificates.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying (i) that the conditions specified in Section 4 of this Agreement have been fulfilled, (ii) an attached true, complete and correct copy of the Indenture, and (iii) attached true, complete and correct copies of all certificates and opinions delivered to the Trustee under the Indenture in connection with the issuance of the 2019 Series A Bonds under the Indenture.

(b) Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate of its Secretary, Assistant Secretary, or other officer authorized by the Company to make such certification, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Agreements.

(c) Secretary’s Certificate of the Trustee. The Trustee shall have delivered to such Purchaser a certificate of a corporate trust officer, dated the date of the Closing, certifying as to the resolutions attached thereto and the authorization, execution and delivery of the Indenture and Bonds.

Section 4.4.Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) the General Counsel of the Company, (ii) Stinson LLP,  Alaska counsel for the Company, and (iii) Orrick, Herrington & Sutcliffe LLP, special counsel to the Company, covering the matters set forth in Exhibits 4.4(a)(i) and 4.4(a)(ii), respectively, and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby authorizes its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.Purchase Permitted by Applicable Law. On the date of the Closing such Purchaser’s purchase of 2019 Series A Bonds shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance

Chugach Electric Association, Inc.Bond Purchase Agreement

companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.Sale of Other Bonds. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the 2019 Series A Bonds to be purchased by it at the Closing as specified in Schedule A.

Section 4.7.Payment of Special Counsel Fees. Without limiting the provisions of Section 12.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8.Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the 2019 Series A Bonds.

Section 4.9.Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the 2019 Series A Bonds is to be deposited.

 Section 4.11.Recording and Filing of the Supplemental Indentures. The Company shall have caused (i) the Seventh Supplemental Indenture to have been recorded or filed at or prior to the Closing in such manner and in all places in which recording is necessary to preserve and protect the lien of the Indenture upon any of the properties of the Company specifically described therein as subject to the lien of the Indenture, and which are described in Schedule 4.11, (ii) all financing statements under the UCC, if any, with respect to the personal property described in the granting clauses of the Indenture to have been filed in all places necessary to perfect and protect the security interest granted by the Indenture to the extent such security can be perfected by the filing of appropriate financing statements, and which are described in Schedule 4.11 (all such recordations and filings as provided in clauses (i) and (ii) of this Section 4.11 being referred to as the “Collateral Filings”) and (iii) all taxes, fees and other

Chugach Electric Association, Inc.Bond Purchase Agreement

charges payable in connection with the execution, delivery and filing of the Seventh Supplemental Indenture to have been paid in full.

 Section 4.12.Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.13.Documents Required by Indenture; Basis for Authentication. The Company shall have furnished to the Trustee the resolutions, certificates, instruments, opinions and cash, if any, required to be delivered prior to or upon the issuance of the Bonds pursuant to the provisions of the Indenture.  The Company shall have requested the Trustee to, and the Trustee shall have, authenticated the Bonds pursuant to Article 5 of the Indenture.  The Company shall have complied with all other conditions with respect to the issuance and authentication of the Bonds imposed by the Indenture.

Section 4.14.Regulatory Approval. Prior to the Closing, such Purchaser and its special counsel shall have received evidence, including, without limitation, an opinion of counsel, in form and substance satisfactory to such Purchaser and its special counsel, demonstrating that all approvals and authorizations of (a) the Federal Energy Regulatory Commission under the Federal Power Act and (b) the Regulatory Commission of Alaska under the laws of the State of Alaska which are required to be obtained in connection with the issuance of the Bonds, and the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Financing Agreements have been duly obtained, validly issued and are in full force and effect and final, and all periods for appeal and rehearing by third parties have expired and all conditions contained in such approvals and authorizations which are to be fulfilled on or prior to the issuance of the Bonds have been fulfilled.

Section 4.15.Consents Under Existing Debt Agreements. The Company shall have obtained all consents required under its existing debt agreements in connection with the Company’s incurrence of the Indebtedness under the Financing Agreements.

Section 4.16.Acceptance of Appointment to Receive Service of Process. Such Purchaser shall have received evidence of the acceptance by CT Corporation System of the appointment and designation provided for by Section 20.8(b) (and the payment of all fees in respect thereof for the period from the date of the Closing to a date not earlier than the third anniversary date of the Closing).

Section 5.Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that:

Section 5.1.Organization; Power and Authority. The Company is an electric cooperative duly organized, validly existing and in good standing under the laws of the State of

Chugach Electric Association, Inc.Bond Purchase Agreement

Alaska.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements and to perform the provisions hereof and thereof.

Section 5.2.Authorization. The Financing Agreements have been duly authorized by all necessary corporate action on the part of the Company, and the Financing Agreements constitute, and upon execution and delivery thereof the 2019 Series A Bonds will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.Disclosure. This Agreement and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to February 14, 2019, being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2017, there has been no change in the financial condition, operations, business, or properties of the Company except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

 Section 5.4.No Subsidiaries. The Company has no Subsidiaries.

Section 5.5.Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Company as of the respective dates specified in such Schedule and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year‑end adjustments).  The Company does not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6.Compliance with Laws, Other Instruments. The execution, delivery and performance by the Company of the Financing Agreements will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien, other than the Lien created under the Indenture, in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by‑laws, or any other Material agreement or instrument to which the Company is bound or by which the

Chugach Electric Association, Inc.Bond Purchase Agreement

Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

Section 5.7.Governmental Authorizations. Except for the Collateral Filings contemplated by Section 4.11, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of the Financing Agreements.

Section 5.8.Litigation; Observance of Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)The Company is not in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9.Taxes. The Company has filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company, as the case may be, has established adequate reserves in accordance with GAAP.  The federal income tax liabilities of the Company have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2014.

Section 5.10.Title to Property; Leases. The Company has good and sufficient title to its Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens (other than the Lien created by the Indenture) prohibited by this Agreement or the Indenture.  All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.Licenses, Permits, Etc. The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the

Chugach Electric Association, Inc.Bond Purchase Agreement

rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12.Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to “employee benefit plans” (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $7,000,000 in the case of any single Plan and by more than $7,000,000 in the aggregate for all Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company is not Material.

(e)The execution and delivery of this Agreement and the issuance and sale of the 2019 Series A Bonds hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the 2019 Series A Bonds to be purchased by such Purchaser.

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~~(f)The Company and its Subsidiaries do not have any Non-U.S. Plans.~~

Section 5.13.Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the 2019 Series A Bonds or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and six (6) other Institutional Investors, each of which has been offered the 2019 Series A Bonds at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the 2019 Series A Bonds to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the 2019 Series A Bonds to repay existing Indebtedness and for general corporate purposes of the Company.    No part of the proceeds from the sale of the 2019 Series A Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 0.5% of the value of the assets of the Company and the Company does not have any present intention that margin stock will constitute more than 0.5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.Existing Indebtedness. (a) Except as described therein or the financial statements listed on Schedule 5.5, Schedule 5.15(a) sets forth a complete and correct list of all outstanding Indebtedness of the Company as of March 31, 2019 (including, except with respect to trade payables incurred in the ordinary course of business and not exceeding $5,000,000 in the aggregate, a description of the obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company.  The Company is not in default and no waiver of default is currently in effect in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15(b).

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Section 5.16.Foreign Assets Control Regulations. a)  Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)No part of the proceeds from the sale of the 2019 Series A Bonds hereunder:

(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.Status under Certain Statutes. The Company is not subject to regulation (a) under the Investment Company Act of 1940, as amended, (b) under the Public Utility Holding Company Act of 2005, as amended, (c) under the ICC Termination Act of 1995, as amended, or (d) as a “public utility” under the Federal Power Act, as amended.

Section 5.18.Lien of Indenture. (a) The Indenture constitutes a valid first priority Lien upon all of the properties and assets of the Company specifically or generally described or referred to in the Indenture as being subject to the Lien thereof, subject only to the exceptions referred to or permitted in the Indenture, and creates a first priority Lien upon all properties and assets acquired by the Company after the date hereof which are required to be subjected to the Lien of the Indenture, when acquired by the Company, subject only to the exceptions referred to or permitted in the Indenture and subject, further, as to real property, to the recordation of a

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supplement to the Indenture describing such after‑acquired property (provided no intervening Liens shall have been filed or recorded against such property prior to the filing or recording of such supplement).  The descriptions of all such properties and assets contained in the granting clauses of, and exhibits to, the Indenture are correct and adequate for the purposes of the Indenture.

(b)Contemporaneously with, or prior to, the Closing, (i) the Seventh Supplemental Indenture will be duly executed and delivered and will be duly filed or recorded as a supplemental indenture of mortgage of real estate, and any required filings with respect to personal property and fixtures subject to the Lien of the Indenture will be duly made in each place in which such recording or filing is required to protect, preserve and perfect the Lien of the Indenture, and (ii) all taxes and recording and filing fees required to be paid with respect to the execution and delivery of the Seventh Supplemental Indenture, the filing of financing statements related thereto, if any, and similar documents and the issuance of the 2019 Series A Bonds thereunder will be paid by the Company.

(c)At all times prior to and after the recording of the Seventh Supplemental Indenture as provided in Section 5.18(b), the 2019 Series A Bonds, when executed by the Company, authenticated and delivered by the Trustee and issued by the Company to the Purchasers will be the legal, valid and binding obligations of the Company enforceable in accordance with their terms and the terms of the Indenture and entitled to the benefits of and secured by the Lien of the Indenture equally and ratably with all other Outstanding Secured Obligations.

(d)As of the date hereof, the Company has no “Excludable Property” as defined in the Indenture, other than the property listed in Schedule 5.18(d).

Section 5.19.Filings. No action, including any filings, registration or notice, is necessary in Alaska, or any other jurisdictions to ensure the legality, validity, enforceability, priority or perfection of the Financing Agreements except for the Collateral Filings set forth in Schedule 4.11, which will be filed or recorded on or prior to the date of Closing.  No other action, including any filing, registration or notice, is necessary in Alaska, or any other jurisdiction to establish or protect for the benefit of the Trustee and the holders of 2019 Series A Bonds, the security interest and Liens purported to be created under the Indenture and the other Financing Agreements, except in each case for the Collateral Filings and the filing of continuation statements with respect to any Collateral Filing at the time and in the manner provided under applicable law.

Section 6.Representations of the Purchasers.

Section 6.1.Purchase for Investment. Each Purchaser severally represents that it is an institutional “accredited investor” within the meaning of Rule 501 of the Securities Act and is purchasing the 2019 Series A Bonds for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the 2019 Series A Bonds have not been registered under the Securities Act and

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may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the 2019 Series A Bonds.

Section 6.2.Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the 2019 Series A Bonds to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95‑60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95‑60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (i) an “insurance company pooled separate account,” (within the meaning of PTE 90‑1) or (ii) a “bank collective investment fund” (within the meaning of the PTE 91‑38) and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM

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Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 5% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)the Source does not include “assets” of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.Information as to Company.

Section 7.1.Financial and Business Information. The Company shall deliver to each holder of 2019 Series A Bonds that is an Institutional Investor:

(a)Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

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(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)consolidated statements of income and changes in cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments;

(b)Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10 K (the “Form 10 K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i)a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)consolidated statements of income, changes in patronage capital and membership fees and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10‑K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a‑3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10‑K if it shall have timely made Electronic Delivery thereof;

(c)SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the

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Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company with the SEC or any Subsidiary;

(d)Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

~~(iv)receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;~~

(f)Supplemental Indentures — promptly, and in any event not less than five Business Days after the execution and delivery thereof, a copy of any indenture

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supplemental to the Indenture that the Company from time to time may hereafter execute and deliver which amends the Indenture in any respect;

(g)Notices from Governmental Authority — promptly, and in any event within 30 days after receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h)Certain Notices Under the Indenture — true, correct and complete copies of any notices required to be delivered by the Company to such holder pursuant to the terms and provisions of the Indenture; and

(i)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10‑Q and Form 10‑K, if any) or relating to the ability of the Company to perform its obligations under any Financing Agreement as from time to time may be reasonably requested by such holder of 2019 Series A Bonds after a Default that is continuing.

All information required to be delivered by the Company pursuant to Section 7.1(a)‑(c) shall be deemed to have been furnished if the Company shall have timely made the same available on the its website at www.chugachelectric.com and, substantially concurrently therewith (except in the case of the delivery of forms 10‑K and 10‑Q and any financial statements or other information contained therein, as to which no separate notification shall be necessary if such information has been posted on the Company’s website within the deadlines specified in Section 7.1(a) and Section 7.1(b)), shall have notified each holder of 2019 Series A Bonds that such information has been posted on its website and such information is fully accessible (such availability and notice thereof being referred to as “Electronic Delivery”), provided, that if any holder of 2019 Series A Bonds is unable to access the Company’s website or download and print the posted information the Company agrees to provide such holder with paper or electronic copies of such information required to be furnished pursuant to Section 7.1(a)‑(c) promptly following notice (and thereafter so long as such notice remains in effect) from such holder.

Section 7.2.Officer’s Certificate. Each set of financial statements delivered to a holder of 2019 Series A Bonds pursuant to Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of 2019 Series A Bonds):

(a)Covenant Compliance — (i) the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 14.14 and 14.15 of the Indenture during the annual period covered by the statements then being furnished and (ii) to the extent the Company issued Additional Obligations (as defined in the Indenture) under the Indenture during the period

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covered by the statements being furnished, any calculations that the Company provided to the Trustee (as defined in the Indenture) to show compliance with the Indenture in connection with the issuance of the Additional Obligations (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and of the Indenture and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.Visitation. The Company shall permit the representatives of each holder of 2019 Series A Bonds that is an Institutional Investor:

(a)No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing (but no Investor shall have the right to make such a request more frequently than once in any 12‑month period); and

(b)Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their books of account and other relevant records, reports and documents, to make copies or extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries if a Default or Event of Default then exists), all at such times and as often as may be reasonably requested in writing.

Section 8.Affirmative Covenants.

The Company covenants that so long as any of the 2019 Series A Bonds are outstanding:

Section 8.1.Compliance with Law. Without limiting Section 9.2, the Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA

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PATRIOT Act and Environmental Laws and the other laws and regulations that are referenced in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non‑compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 8.2.Insurance. The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self‑insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 8.3.Maintenance of Properties. The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.4.Payment of Taxes. The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 8.5.Corporate Existence. The Company will at all times preserve and keep in full force and effect its corporate existence.  The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a wholly owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

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Section 8.6.Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 9.Negative Covenants.

The Company covenants that so long as any of the 2019 Series A Bonds are outstanding:

Section 9.1.Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s‑length transaction with a Person not an Affiliate.

Section 9.2.Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

Section 9.3.Terrorism Sanctions Regulations. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the 2019 Series A Bonds) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.Registration; Exchange; Substitution of 2019 Series A Bonds.

The registration, exchange, replacement and transfer of the 2019 Series A Bonds, if any, shall be subject to the terms and provisions of the Indenture.

Section 11.Payments on 2019 Series A Bonds.

So long as any Purchaser or its nominee shall be the holder of any 2019 Series A Bond, and notwithstanding anything contained in the Indenture or in such 2019 Series A Bond to the contrary, the Company will pay all sums becoming due on such 2019 Series A Bond for principal, make‑whole amount or premium, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method

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or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such 2019 Series A Bond or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any 2019 Series A Bond, such Purchaser shall surrender such 2019 Series A Bond for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to the Indenture.  Prior to any sale or other disposition of any 2019 Series A Bond held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such 2019 Series A Bond to the Company in exchange for a new 2019 Series A Bond or 2019 Series A Bonds of the same maturity pursuant to Section 3.7 of the Indenture.  The Company will afford the benefits of this Section 11 to any Institutional Investor that is the direct or indirect transferee of any 2019 Series A Bond purchased by a Purchaser under this Agreement and that has made the same agreement relating to such 2019 Series A Bond as the Purchasers have made in this Section 11.

Section 12.Expenses.

Section 12.1.Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a 2019 Series A Bond in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Agreement, or by reason of being a holder of any 2019 Series A Bond, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work‑out or restructuring of the transactions contemplated  by any Financing Agreement and (c) the costs and expenses incurred in connection with the initial filing of any Financing Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,000.  The Company will pay, and will save each Purchaser and each other holder of a 2019 Series A Bond harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the 2019 Series A Bonds).

Section 12.2.Survival. The obligations of the Company under this Section 12 will survive the payment or transfer of any 2019 Series A Bond, the enforcement, amendment or waiver of any provision of any Financing Agreement, and the termination of any Financing Agreement.

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Section 13.Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of the Financing Agreements, the purchase or transfer by any Purchaser of any 2019 Series A Bond or portion thereof or interest therein and the payment of any 2019 Series A Bond, and may be relied upon by any subsequent holder of a 2019 Series A Bond, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a 2019 Series A Bond.  All statements contained in any certificate or other instrument required to be delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 14.Amendment and Waiver.

Section 14.1.Requirements. This Agreement and the Bonds may be amended, and the observance of any term hereof or of the Bonds may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 19 hereof or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each 2019 Series A Bond at the time outstanding affected thereby, (i) change the percentage of the principal amount of the 2019 Series A Bonds the holders of which are required to consent to any such amendment or waiver or (ii) amend any of Sections 14 or 18.

Section 14.2.Solicitation of Holders of 2019 Series A Bonds.

(a)Solicitation. The Company will provide each holder of the 2019 Series A Bonds (irrespective of the amount of 2019 Series A Bonds then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the 2019 Series A Bonds or Seventh Supplemental Indenture.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 14 or Section 1.4 of the Indenture to each holder of outstanding 2019 Series A Bonds promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of 2019 Series A Bonds.

(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of 2019 Series A Bonds as consideration for or as an inducement to the entering into by any holder of 2019 Series A Bonds of any waiver or amendment of any of the terms and provisions hereof or of the Indenture unless such remuneration is concurrently paid, or security is concurrently granted or other credit support

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concurrently provided, on the same terms, ratably to each holder of 2019 Series A Bonds then outstanding even if such holder did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 14.2 by the holder of any 2019 Series A Bond that has transferred or has agreed to transfer such 2019 Series A Bond to the (i) Company, (ii) any Subsidiary or any other Affiliate or (iii) or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent,  such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of 2019 Series A Bonds that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 14.3.Binding Effect. Any amendment or waiver applicable to this Agreement or the Seventh Supplemental Indenture consented to as provided in this Section 14 applies equally to all holders of 2019 Series A Bonds and is binding upon them and upon each future holder of any 2019 Series A Bond and upon the Company without regard to whether such 2019 Series A Bond has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any 2019 Series A Bond nor any delay in exercising any rights hereunder or under any 2019 Series A Bond shall operate as a waiver of any rights of any holder of such 2019 Series A Bond.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 14.4. 2019 Series A Bonds Held by Company. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of 2019 Series A Bonds then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Indenture or the 2019 Series A Bonds, or have directed the taking of any action provided herein or in the 2019 Series A Bonds to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of 2019 Series A Bonds then outstanding, 2019 Series A Bonds directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

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Section 15.Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)if to any other holder of any 2019 Series A Bond, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each 2019 Series A Bond in writing, or

(iv)if to the Trustee, to the Trustee at the address specified in the Indenture or at such other address as the Trustee shall have specified to the holder of each Bond in writing.

Notices under this Section 15 will be deemed given only when actually received.

Section 16.Indemnification.

The Company hereby agrees to indemnify and hold the Purchasers harmless from, against and in respect of any and all loss, liability and expense (including reasonable attorneys’ fees) arising from any misrepresentation or nonfulfillment of any undertaking on the part of the Company under this Agreement.  The indemnification obligations of the Company under this Section 16 shall survive the execution and delivery of this Agreement, the delivery of the 2019 Series A Bonds to the Purchasers and the consummation of the transactions contemplated herein.

Section 17.Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the 2019 Series A Bonds themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or

Chugach Electric Association, Inc.Bond Purchase Agreement

further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 17 shall not prohibit the Company or any other holder of 2019 Series A Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 18.Confidential Information.

For the purposes of this Section 18, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with the procedures adopted by such Purchaser in good faith to protect its own confidential information and confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its 2019 Series A Bonds), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 18, (iii) any other holder of any 2019 Series A Bond, (iv) any Institutional Investor to which it sells or offers to sell such 2019 Series A Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 18), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 18), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party (provided that such litigation is related to such Purchaser’s investment in the Bonds) or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s 2019 Series A Bonds and this Agreement.  Each holder of a 2019 Series A Bond, by its acceptance of a 2019 Series A Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a 2019 Series A Bond of information required to be delivered to such holder under this Agreement or

Chugach Electric Association, Inc.Bond Purchase Agreement

requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 18.

Section 19.Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the 2019 Series A Bonds that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 19), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the 2019 Series A Bonds then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser”  in this Agreement (other than in this Section 19), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the 2019 Series A Bonds under this Agreement.

Section 20.Miscellaneous.

Section 20.1.Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a 2019 Series A Bond) whether so expressed or not.

Section 20.2.Payments Due on Non‑Business Days. Anything in this Agreement or the Bonds to the contrary notwithstanding, any payment of principal of or Make‑Whole Amount or interest on any Bond that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Bond is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 20.3.Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made using numbers prepared in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

For purposes of determining compliance with the financial covenants contained in the Financing Agreements, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards

Chugach Electric Association, Inc.Bond Purchase Agreement

Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 20.4.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 20.5.Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the 2019 Series A Bonds, shall also include any such bonds issued in substitution therefor pursuant to the Financing Agreements, (b) subject to Section 20.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 20.6.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 20.7.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of

Chugach Electric Association, Inc.Bond Purchase Agreement

New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 20.8.Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Financing Agreements or the 2019 Series A Bonds.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 20.8 brought in any such court shall be conclusive and binding upon it subject to rights of appeal or rehearing, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment. The Company hereby irrevocably appoints CT Corporation System, with offices as of the date of this Agreement at 111 8th Avenue, 13th Floor, New York, New York 10011, as its authorized agent for service of process in relation to any action, suit or proceeding of the nature referred to in Section 20.8(a).  The Company consents to process being served by or on behalf of any holder of a 2019 Series A Bond with respect to any such any action, suit or proceeding by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested to CT Corporation System at the address noted above.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.  The Company further agrees that any failure of CT Corporation System to give notice to the Company of any such service shall not impair or affect the validity of such service of any judgment rendered in any such action, suit or proceeding.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)Nothing in this Section 20.8 shall affect the right of any holder of a 2019 Series A Bond to serve process in any manner permitted by law, or limit any right that the holders of any of the 2019 Series A Bonds may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Chugach Electric Association, Inc.Bond Purchase Agreement

(d)The Parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the 2019 Series A Bonds or any other document executed in connection herewith or therewith.

*    *    *    *    *

Chugach Electric Association, Inc.Bond Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Chugach Electric Association, Inc.

By	/s/ Sherri L. Highers
	Name:	Sherri L. Highers
	Its:	Senior Vice President,
Finance and Administration
and Chief Financial Officer

Chugach Electric Association, Inc.Bond Purchase Agreement

Accepted as of the date first written above.

Teachers Insurance and Annuity Association of America, a New York domiciled life insurance company

By: Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager

By	/s/ Jeffrey Hughes
	Name:	Jeffrey Hughes
	Its:	Senior Director

Chugach Electric Association

Information Relating to Purchasers

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA 730 Third Avenue New York, New York 10017	$75,000,000

Payments

All payments on or in respect of the First Mortgage Bonds shall be made in immediately available funds on the due date by electronic funds transfer, through the Automated Clearing House System, to:

JPMorgan Chase Bank, N.A.

ABA # 021-000-021

Account Number: 900-9-000200

Account Name:  Teachers Insurance and Annuity Association of America

For Further Credit to the Account Number:  G04217

Reference:PPN 171265 C*0

Maturity Date:   May 15, 2049/Interest Rate:     3.86%/P&I Breakdown

Payment Notices

All notices with respect to payments and prepayments of the First Mortgage Bonds shall be sent to:

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, New York 10017

Attention: Securities Accounting Division

Phone: (212) 916-5504

Facsimile: (212) 916-4699

With a copy to:

JPMorgan Chase Bank, N.A.

P.O. Box 35308

Newark, New Jersey 07101

Contemporaneous written confirmation of any electronic funds transfer shall be sent to the above addresses setting forth (1) the full name, private placement number, interest rate and maturity date of the Notes, (2) allocation of payment between principal, interest, Make-Whole Amount, other premium or any special payment and (3) the name and address of the bank from which such electronic funds transfer was sent.

Schedule A

(to Bond Purchase Agreement)

Notices and Communications

All notices and communications, including notices with respect to payments and prepayments, shall be delivered or mailed to:

Teachers Insurance and Annuity Association of America

c/o Nuveen Alternatives Advisors LLC

8500 Andrew Carnegie Blvd

Charlotte, NC  28262

Attention: Global Private Markets

Telephone:(704) 988-4349  (Name: Ho Young-Lee)

(212) 916-4000 (General Number)

Facsimile:(704) 988-4916

Taxpayer Identification Number:  13-1624203

Physical Delivery of Notes:

JPMorgan Chase Bank, N.A.

4 Chase Metrotech Center

3rd Floor

Brooklyn, New York 11245-0001

Attention: Physical Receive Department

For TIAA A/C # G04217

With a copy to (include note, transmittal letter & tracking information):

Email: parrish.mccormack@nuveen.com

A-2

Schedule B

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2019 Series A Bonds” is defined in Section 1.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Bond Purchase Agreement, dated as of May 15, 2019, by and among the Company and the Purchasers.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

 “Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means for the purposes of any provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

Schedule B

(to Bond Purchase Agreement)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral Filings” is defined in Section 4.11.

“Company” means Chugach Electric Association, Inc., an electric cooperative existing under the laws of the State of Alaska, or any successor that becomes such in the manner prescribed in Article 12 of the Indenture.

“Confidential Information” is defined in Section 18.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fifth Supplemental Indenture” is defined in Section 1.

“Financing Agreements” means this Agreement, the Indenture (including, without limitation, the First Supplemental Indenture, the Second Supplemental Indenture,  the Third

Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, Sixth Supplemental Indenture and the Seventh Supplemental Indenture) and the 2019 Series A Bonds.

“First Supplemental Indenture” is defined in Section 1.

“Form 10‑K” is defined in Section 7.1(b).

“Form 10‑Q” is defined in Section 7.1(a).

“Fourth Supplemental Indenture” is defined in Section 1.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)the government of

(i)the United States of America or any State or other political subdivision thereof, or

(ii)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)to purchase such indebtedness or obligation or any property constituting security therefor;

(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any 2019 Series A Bond, the Person in whose name such 2019 Series A Bond is registered in the register maintained by the Trustee.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) above.

“Indenture” is defined in Section 1.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a 2019 Series A Bond, (b) any holder of a 2019 Series A Bond holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the 2019 Series A Bonds then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any 2019 Series A Bond.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make‑Whole Amount” is defined in the Seventh Supplemental Indenture.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means:

(a)when used in Sections 4, 5 and 7, a material adverse effect on (i) the business, operations, affairs, financial condition, assets or properties of the Company, (ii) the ability of the Company to perform its obligations under this Agreement, the 2019 Series A Bonds or the Indenture or (iii) the validity or enforceability of this Agreement, the 2019 Series A Bonds or the Indenture; and

(b)when used in Section 8, a material adverse effect on (i) the ability of the Company to perform its obligations under this Agreement, the 2019 Series A Bonds or the Indenture or (ii) the validity or enforceability of this Agreement, the 2019 Series A Bonds or the Indenture.

“Member” means each holder of a membership or other equity interest in the Company.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any 2019 Series A Bond , any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the 2019 Series A Bonds at the time outstanding (exclusive of 2019 Series A Bonds then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Second Amended and Restated Indenture of Trust” is defined in Section 1.

“Second Supplemental Indenture” is defined in Section 1.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Seventh Supplemental Indenture” is defined in Section 1.

“Sixth Supplemental Indenture” is defined in Section 1.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor.

“Third Supplemental Indenture” is defined in Section 1.

“Trustee” means U.S. Bank National Association, as trustee under the Indenture, and its successors and assigns that becomes such in the manner prescribed in Article X of the Indenture.

“UCC” means, the Uniform Commercial Code as enacted and in effect from time to time in the state whose laws are treated as applying to the Trust Estate.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

Schedule 4.11

Collateral Filings

~~1.Alaska Recording District:  301 Anchorage~~

~~2.Alaska Recording District:  302 Kenai~~

~~3.Alaska Recording District:  311 Palmer~~

~~4.Alaska Recording District:  314 Seward~~

Schedule 4.11

(to the Bond Purchase Agreement)

Schedule 5.3

Disclosure Documents

1.Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

2.~~Quarterly Report on Form 10-Q for the fiscal quarter ended September  30, 2018.~~

3.~~Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018.~~

4.~~Quarterly Report on Form 10-Q for the fiscal quarter ended March  31, 2018.~~

5.Investor Presentation dated February 7, 2019.

Schedule 5.3

(to Bond Purchase Agreement)

Schedule 5.5

Financial Statements

~~1.Financial statements accompanying Form 10-K of the Company filed with the SEC for the fiscal year ended December 31, 2017.~~

2.~~Financial statements accompanying Form 10-Q of the Company filed with the SEC for the fiscal quarter ended September 30, 2018.~~

3.~~Financial statements accompanying Form 10-Q of the Company filed with the SEC for the fiscal quarter ended June 30, 2018.~~

~~4.Financial statements accompanying Form 10-Q of the Company filed with the SEC for the fiscal quarter ended March 31, 2018.~~

Schedule 5.5

(to Bond Purchase Agreement)

Schedule 5.7

Government Authorizations

None.

Schedule 5.7

(to Bond Purchase Agreement)

Schedule 5.15(a)

Existing Indebtedness

The following sets forth a list of all outstanding Indebtedness of the Company as of March 31, 2019.

	Balance	Limit

2011 Series A Bonds	$189,666,664	$189,666,664

2012 Series A Bonds	$172,750,000	$172,750,000

2016 CoBank Note	$36,366,000	$36,366,000

2017 Series A Bonds	$36,000,000	$36,000,000

Operating Lease Liability	$934,371	$982,526

Commercial Paper	$85,000,000	$150,000,000

National Rural Utilities Cooperative Finance Corporation Line of Credit Agreement	$0	$50,000,000

Schedule 5.15(a)

(to Bond Purchase Agreement)

Schedule 5.15(b)

Restrictions on Indebtedness

~~1. Second Amended and Restated Indenture of Trust, dated as of January 20, 2011, between Chugach Electric Association, Inc. and U.S. Bank National Association, as Trustee, as amended and supplemented by that First Supplemental Indenture dated as of January 20, 2011, Second Supplemental Indenture dated as of September 30, 2011, Third Supplemental Indenture dated as of January 5, 2012, Fourth Supplemental Indenture dated as of February 3, 2015, Fifth Supplemental Indenture dated as of June 30, 2016, Sixth Supplemental Indenture dated as of March 17, 2017.~~

~~2.Second Amended and Restated Master Loan Agreement, dated as of June 30, 2016, between Chugach Electric Association, Inc. and CoBank, ACB (the “CoBank Master Loan Agreement”).~~

~~3.Credit Agreement, dated as of June 13, 2016, among Chugach Electric Association, Inc., and the lenders party thereto, and National Rural Utilities Cooperative Finance Corporation, as Administrative Agent (the “2016 Credit Agreement”).~~

Schedule 5.15(b)

(to Bond Purchase Agreement)

Schedule 5.18(d)

Excludable Property

All right, title and interest of the Company in and to each of the following:

1.Grant Agreement dated November 14, 2011, between the Company and the Alaska Energy Authority (as amended, modified, restated or supplemented from time to time);

2.Power Purchase Agreement dated as of June 21, 2011, between the Company and Fire Island Wind, LLC, a Delaware limited liability company (“FIW”) (as amended, modified, restated or supplemented from time to time), and Consent and Agreement dated November 30, 2011, among the Company, FIW and CoBank, ACB, as administrative agent, relating thereto;

3.Interconnection & Integration Agreement (I&I Agreement) dated as of September 13, 2011, between the Company and FIW (as amended, modified, restated or supplemented from time to time), and Consent and Agreement dated November 30, 2011, among the Company, FIW and CoBank, ACB, as administrative agent, relating thereto;

4.Build Transfer Agreement (“BTA”) dated as of November 16, 2011 among the Company, FIW and Cook Inlet Transmission LLC, a Delaware limited liability company (“CIT”), relating to the design and construction of a new transmission line (the “New Transmission Line”), and Consent and Agreement dated November 30, 2011, among the Company, CIT and CoBank, ACB, as administrative agent, relating thereto;

5.Agency Agreement, dated as of November 15, 2011, between the Company and CIT (as amended, modified, restated or supplemented from time to time), and Consent and Agreement dated November 30, 2011, among the Company, CIT and CoBank, ACB, as administrative agent, relating thereto;

6.State of Alaska Department of Transportation and Public Facilities Ted Stevens Anchorage International Airport Land Use Permit ADA-31773, dated November 18, 2011;

7.Cable Crossing Agreement between the Company, ACS Cable Systems, Inc., a Delaware corporation, and CIT, dated October 27, 2011;

8.Fire Island Transmission System (AIA-FI Transmission System)  including that certain 34.5 kV transmission system for interconnecting the Fire Island Wind Project with the Company’s Transmission System, which shall include the Mainland Transmission Line Section, the Fire Island Transmission Line Section, and the Submarine Transmission Line Section, running from the load side of the

Exhibit 5.18(d)

(to Bond Purchase Agreement)

switchgear included in the Company’s Interconnection Facilities at the Point of Change of Ownership to the International Substation;

9.The BTA facilities including (i) the Company’s Interconnection Facilities; (ii) the System Upgrades, which include the AIA-FI Transmission System and the Company’s International Substation Upgrades; (iii) the Company’s Metering Equipment; (iv) System Protection Facilities on the high-side of the Point of Change of Ownership; and (v) the Communications Equipment, unless title to such Communications Equipment is expressly to remain with FIW or CIT pursuant to the I&I Agreement.  The BTA facilities are generally depicted in Appendix A-3 to the BTA;

10.An undivided 30% interest (constituting the Company’s entire interest) in the following:  All rights and property interests included in the term “Property” as defined in that Purchase and Sale Agreement, effective January 1, 2016, between ConocoPhillips Alaska, Inc., as Assignor, and the Municipality of Anchorage d/b/a Municipal Light & Power and the Company, jointly and severally as Assignee, including but not limited to the oil, gas and mineral interests, royalty and net revenue interests identified therein, any rights to production relating thereto, all rights and interests in any unit areas in which such interests and production rights are included, oil and gas condensate wells relating thereto and related equipment; and

11.All energy or other output of any of the foregoing property, and all property, rights, privileges and franchises of the Company of every kind and description, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired by the Company, wherever located, including goods (including equipment, materials and supplies), accounts and general intangibles, relating solely to the foregoing property or the energy or other output of such property.

5.18(d)-2

Exhibit A

Seventh Supplemental Indenture

[See attached]

Exhibit A

(to Bond Purchase Agreement)

Exhibit 4.4(a)(i)

Form of Opinion of the General Counsel

of the Company

1.The Company is an electric cooperative validly existing under Alaska law.

2.The Company has corporate power and authority to enter into, and to perform its obligations under, each of this Agreement, the Seventh Supplemental Indenture and the 2019 Series A Bonds (collectively, the “Opinion Documents”), and to own its properties and to carry on its business as, to our knowledge, it is now conducted.

3.The Company has authorized, by all necessary corporate action on the part of the Company, the execution and delivery of each of the Opinion Documents.

4.The Company has duly executed and delivered each of the Opinion Documents.

5.Each of the Indenture and the 2019 Series A Bonds constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6.The execution and delivery by the Company of, and the performance by the Company of the transactions effected by, each of the Opinion Documents do not (a) violate the Company’s Articles of Incorporation or Bylaws; or (b) to his knowledge, breach, or result in a default under, any existing obligation of the Company under any of the Second Amended and Restated Indenture of Trust, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the CoBank Master Loan Agreement (each, a “Specified Agreement”).

7.The execution and delivery by the Company of, and the performance of the transactions effected by, each of the Opinion Documents (including the issue and sale of the 2019 Series A Bonds) are not prohibited by, nor do they violate any applicable statutes or regulations of any Alaska governmental authority having jurisdiction over the Company or any of its properties, or any order of any governmental authority having jurisdiction over the Company of which he has knowledge.

8.No consent, approval, authorization, order, license, filing, registration or qualification of or with any Alaskan governmental authority having jurisdiction over the Company or any of its properties is required for execution and delivery of the Opinion Documents and consummation by the Company of the transactions effected by the Opinion Documents, including the issuance and sale of the 2019 Series A Bonds pursuant to the Indenture.

Exhibit 4.4(a)(i)

(to Bond Purchase Agreement)

Exhibit 4.4(a)(ii)

Form of Opinion of Alaska Counsel

to the Company

1.The Indenture creates in the Trustee’s favor, as security for all obligations of the Company stated in the Indenture to be so secured, a valid lien on the real property described in Exhibit A of the opinion, and a security interest in fixtures included therein, to the extent that the Company has rights in the real property described in Exhibit A of the opinion.

2.The Indenture creates in the lender’s favor, as security for all obligations of the Company under the Opinion Documents that are stated in the Indenture to be so secured, a security interest in the collateral described therein (except that described only by reference to “all the Company’s assets” or “all the Company’s personal property” or words of similar import) to the extent that (i) the Company has rights in or the power to transfer such collateral and (ii) creation of a security interest in such collateral is governed by Article 9 of the Uniform Commercial Code in effect in the State of Alaska as of the date hereof (the “Article 9 Collateral”).

3.The Trustee has acquired, for the benefit of the Purchasers, a perfected security interest in that portion of the Article 9 Collateral in which a security interest can be perfected by filing a financing statement under the Uniform Commercial Code in effect in the State of Alaska as of the date hereof.

Exhibit 4.4(a)(ii)

(to Bond Purchase Agreement)

Exhibit 4.4(a)(iii)

Form of Opinion of Special Counsel

to the Company

1.The Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.The issue and sale of the 2019 Series A Bonds and the performance by the Company of the Agreement and the Indenture and consummation of the transactions contemplated therein will not result in any violation of the provisions of any statute or any order, rule or regulation of any New York or federal governmental authority having jurisdiction over the Company or any of its properties.

3.No consent, approval, authorization, order, license, filing, registration or qualification of or with any New York or federal governmental authority having jurisdiction over the Company or any of its properties is required for the issue and sale of the 2019 Series A Bonds or the consummation by the Company of the transactions contemplated by the Agreement or the Indenture.

4.Neither the registration of the 2019 Series A Bonds under the Securities Act nor the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, is required for the offer and sale of the 2019 Series A Bonds in the manner contemplated by the Agreement.

5.None of the transactions contemplated by the Agreement will result in a violation of Regulation T, U or X of the Federal Reserve Board.

6.The Company is not an “investment company,” or a company “controlled” by an “investment company,” under the Investment Company Act of 1940, as amended.

7.The execution and delivery by the Company of the Agreement does not result in a breach or constitute a default under the 2016 Credit Agreement.

Exhibit 4.4(a)(iii)

(to Bond Purchase Agreement)

Exhibit 4.4(b)

Form of Opinion of Special Counsel

to Purchasers

[To be provided on a case by case basis]

Exhibit 4.4(b)

(to Bond Purchase Agreement)